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                               FIXED INCOME SHARES

                               AMENDMENT NO. 1 TO
           THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

                  The undersigned, being at least a majority of the Trustees of Fixed Income Shares (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

         1. The first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows:

                  "Without limiting the authority of the Trustees set forth in
                  Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, the following Series shall be, and are hereby, established and designated: (1) "FISH: Series C," (2) "FISH: Series M," and (3) "Allianz Dresdner Daily Asset Fund."

                  The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

                  IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 20th day of November 2003.





         /s/Paul Belicia                                    /s/ Robert E. Connor
         -----------------------------------                --------------------
         Paul Belica                                        Robert E. Connor